NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION IN OR INTO AUSTRALIA, CANADA OR
JAPAN

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                                    RWE AG
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                          RECOMMENDED CASH OFFER FOR
                              INNOGY HOLDINGS PLC
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              COMPULSORY ACQUISITION OF OUTSTANDING INNOGY SHARES

RWE AG ("RWE") announces, in relation to the recommended cash offer (the "Offer") made by a wholly-owned subsidiary of RWE (the "Offeror") and (outside the United States) by Merrill Lynch International ("Merrill Lynch") on its behalf for the whole of the issued and to be issued share capital of Innogy Holdings plc ("Innogy"), including American Depositary Shares ("Innogy ADSs"), each representing 10 Innogy Shares, as set out in the offer document dated 28 March 2002 (the "Offer Document"), that the Offeror has, as of 30 May 2002, received valid acceptances in respect of more than 90 per cent. of the Innogy Shares to which the Offer relates and will shortly implement the procedures set out in Sections 428 to 430F of the Companies Act to acquire compulsorily those Innogy Shares for which it has not received acceptances of the Offer.

The Offeror will also procure that Innogy applies for cancellation of the listing of the Innogy Shares and Innogy ADSs.


Unless the context otherwise requires, defined terms used in this announcement shall have the meanings given to them in the Offer Document.

This press announcement does not constitute an offer or invitation to purchase any securities or a solicitation of an offer to buy any securities, pursuant to the Offer or otherwise. The full terms and conditions of the Offer (including details of how the Offer may be accepted) are set out in the Offer Document, the Form of Acceptance and the Letter of Transmittal accompanying the Offer Document. RWE has filed a Tender Offer Statement containing the Offer Document and other related documentation with the SEC. Free copies of those documents are available on the SEC's website at www.sec.gov. Holders of Innogy Securities are advised to read the Offer Document and the Tender Offer Statement because they contain important information.

The availability of the Offer to holders of Innogy Shares or Innogy ADSs who are not resident in the United Kingdom may be affected by the laws of the relevant jurisdictions. Holders of Innogy Shares or Innogy ADSs who are not resident in the United Kingdom should inform themselves about and observe any applicable requirements.

Unless otherwise determined by RWE and permitted by applicable law and regulation, the Offer (including the Loan Note Alternative) is not being made, directly or indirectly, in or into, Australia, Canada or Japan and the Offer is not capable of acceptance from or within Australia, Canada or Japan. Accordingly, unless otherwise determined by RWE and permitted by applicable law and regulation, neither copies of this announcement nor any other documents related to the Offer are being, or may be, mailed or otherwise forwarded, distributed or sent in, into or from Australia, Canada or Japan and persons receiving such documents (including custodians, nominees and trustees) must not distribute or send them in, into or from such jurisdictions.

The Loan Notes which may be issued pursuant to the Loan Note Alternative have not been, and will not be, listed on any stock exchange and have not been, and will not be, registered under the US Securities Act or under any relevant laws of any state or other jurisdiction of the United States, nor have the clearances been, nor will they be, obtained from the securities commission or similar authority of any province or territory of Canada and no prospectus has been, or will be, filed, or registration made, under any securities law of any province or territory of Canada, nor has a prospectus in relation to the Loan Notes been, nor will one be, lodged with, or registered by, the Australian Securities and Investments Commission, nor have any steps been taken, nor will any steps be taken, to enable the Loan Notes to be offered in compliance with applicable securities laws of Japan. Accordingly, unless an exemption under relevant securities laws is available, the Loan Notes may not be offered, sold, re-sold or delivered, directly or indirectly, in, into or from the United States, Australia, Canada or Japan or any other jurisdiction in which an offer of Loan Notes would constitute a violation of relevant laws or require registration of the Loan Notes, or to or for the account or benefit of any US person or resident of Australia, Canada or Japan or any other such jurisdiction.

Merrill Lynch is acting for RWE and the Offeror and for no one else in connection with the Offer and will not be responsible to anyone other than RWE and the Offeror for providing the protections afforded to clients of Merrill Lynch or for providing advice in relation to the Offer.

The Offer in the United States is made solely by the Offeror, and neither Merrill Lynch nor any of its affiliates is making the Offer in the United States.

END